Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT

Marc Holliday

Chief Executive Officer

(212) 594-2700

or

Michelle LeRoy

Investor Relations

(212) 594-2700

SL GREEN ACQUIRING 100% LEASEHOLD INTEREST IN
625 MADISON AVENUE, NEW YORK

MANHATTAN REIT UNCOVERS OPPORTUNITY ALONG NEW YORK’S “GOLDEN MILE”

New York, NY – October 19, 2004 — Continuing to expand its significant market share in New York City’s Midtown Manhattan market, SL Green Realty Corp. (NYSE: SLG) announced today it is acquiring the long-term leasehold interest in 625 Madison Avenue for $231.5 million, or approximately $415 per square foot. Formerly known as the Revlon Building, the acquisition of this premier office and retail property is a strategic addition for SL Green in the prominent Plaza submarket.

The approximately 558,000 square feet, 17-story building is located in the highly-desirable Plaza office district and is directly across Madison Avenue from the General Motors building. The building is home to well-known tenants such as Polo Ralph Lauren, Wachovia Corporation and the Neiman Marcus Group. Currently, the building is only 68% leased due to the recent departure of Revlon in late 2003, which left 172,000 square feet of office space vacant. With an improving office rental market and limited availability in Midtown Manhattan for premier office space, the Company is confident in its ability to lease up existing vacancy and to bring the building to full occupancy, according to Marc Holliday, Chief Executive Officer of SL Green.

The property also contains approximately 53,000 square feet of retail space, currently 100% occupied by top retail companies such as Swarovski, Wolford Boutiques, Baccarat and Pierre Deux. Nearly 50% of the retail space, which is currently about 18% below market, will be renewed or re-tenanted at market rents over the next five years, resulting in a substantial increase to cash returns. 625 Madison is located between 58th and 59th Streets along New York’s prestigious stretch of Madison Avenue, commonly referred to as the “Golden Mile”. This area is known for commanding top retail rents ranging from $600 - $1,000 per square foot.

Mr. Holliday said, “The acquisition of 625 Madison is an important transaction for SL Green, as it further signifies our focus on building a premier and quality portfolio in midtown Manhattan with strategic entry into the Plaza district. This transaction is in alignment with the improving Manhattan office market in that we will have the opportunity to create immediate value by leasing current and near-term vacancies at rising office and retail rents. With vacancies at a 21-month low, continued positive net absorption and limited new supply in the Midtown pipeline, we’re confident in our abilities to bring the building to full occupancy.”

The property is being acquired with borrowings under the credit facility, approximately 300,000 units of limited partnership interest in SL Green Operating Partnership, L.P. having an aggregate value of approximately $15.5 million, and the assumption of a $102 million mortgage loan held by the New York State Teacher’s Retirement System. The mortgage has a fixed annual interest rate of 6.27% and will mature in November 2015. The property is subject to a ground lease with a final expiration date of June 30, 2054.

Jonathan R. Serko and Yoron Cohen of Cushman and Wakefield were the sole advisors on the sale of 625 Madison Avenue.

Including 625 Madison, SL Green’s portfolio today consists of interests in 30 properties, aggregating 17.7 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of commercial office properties in Manhattan. SL Green is the only publicly traded REIT, which exclusively specializes in this niche.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

To receive SL Green’s latest news release and other corporate documents, please contact Investor Relations at 212-594-2700. All releases and supplemental data can also be downloaded directly from the SL Green website at www.slgreen.com.